CONTACT:	Gerry Simone
Mobile Satellite Ventures LP
T: 703-390-1550
gerry.simone@msvlp.com

For Immediate Release

Mobile Satellite Ventures and SkyTerra Communications Enter Into an Agreement for a $150 Million Financing

RESTON, VA., December 17, 2007 -- Mobile Satellite Ventures ("MSV") and SkyTerra Communications, Inc. ("SkyTerra") announced today that they have entered into a definitive agreement to sell to Harbinger Capital Partners Master Fund I, Ltd, and Harbinger Capital Partners Special Situations Fund, LP (together, "Harbinger"), $150 million of MSV's Senior Unsecured Notes due 2013 ("Notes") and Warrants to purchase 7.5 percent of SkyTerra's Common Stock on a fully diluted basis, with an exercise price of $10.00 per share, for an aggregate purchase price of $150 million.

The Notes will bear interest at a rate of 16.5 percent per annum, payable in cash or in-kind, at MSV's option until December 15, 2011, and thereafter payable in cash. The Notes will mature on May 1, 2013. The Notes will have subsidiary guarantees and covenants similar to those contained in MSV's existing 14 percent Senior Secured Discount Notes due 2013.

MSV and SkyTerra intend to use the net proceeds from the financing for working capital and general corporate purposes. The transaction is expected to close on January 4, 2008, and is subject to customary closing conditions.

Neither the Notes, the Warrants, nor the SkyTerra Common Stock issuable upon exercise of the Warrants have been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

Harbinger also has the right of first negotiation to discuss the purchase of additional equity securities from the Company prior to the Company's negotiation with a third party. Should the Company and Harbinger not agree on the terms for such a transaction, Harbinger has the right to maintain its percentage ownership interest through pro rata purchases of shares in issuances to third parties. Such right expires once Harbinger and their affiliates beneficially own less than five percent (5%) of the outstanding Common Stock or, if earlier, on December 31, 2011.

Further information regarding the financing is included in SkyTerra's Form on 8-K to be filed with the U.S. Securities and Exchange Commission.

About Mobile Satellite Ventures and SkyTerra Communications, Inc. (OTCBB:SKYT)
MSV's MSAT-2 satellite and MSV Canada's MSAT-1 satellite deliver mobile wireless voice and data services primarily for public safety, security, fleet management and asset tracking in the U.S. and Canada. MSV and MSV Canada are developing a hybrid satellite-terrestrial communications network, which they expect will provide seamless, transparent and ubiquitous wireless coverage of the United States and Canada to conventional handsets.

MSV holds the first FCC license to provide hybrid satellite-terrestrial services. MSV and MSV Canada plan to launch two satellites for coverage of the United States and Canada, which are expected to be among the largest and most powerful commercial satellites ever built. When completed, the network is expected to support communications in a variety of areas including public safety, homeland security, aviation, transportation and entertainment, by providing a platform for interoperable, user-friendly and feature-rich voice and high-speed data services. Mobile Satellite Ventures is a joint venture between Mobile Satellite Ventures LP and Mobile Satellite Ventures (Canada) Inc. MSVLP is majority owned and controlled by SkyTerra Communications, Inc. (OTCBB: SKYT). For more information visit: http://www.skyterra. com and http://www.msvlp.com.

Statement under the Private Securities Litigation Reform Act
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to plans described in this news release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words. Such forward-looking statements are subject to uncertainties relating to the ability of SkyTerra and MSV to raise additional capital or consummate a strategic transaction or deploy the next generation system, as well as the ability of SkyTerra and MSV to execute their business plan. We assume no obligation to update or supplement such forward-looking statements.

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